Exhibit 99.2

Subject: Message from Pascal Soriot, CEO AstraZeneca

Dear all,

Following today’s announcement, I wanted to share why I am so excited by the agreement that I hope will see ZS Pharma soon join AstraZeneca.

Cardiovascular and metabolic disease is one of AstraZeneca’s main therapy areas and ZS Pharma will have an extremely important role to play in working with us to achieve our core purpose: to push the boundaries of science to deliver life-changing medicines.

As you know, cardiovascular and metabolic disease affects hundreds of millions of people around the world and there is high unmet medical need. AstraZeneca has been driving innovation in this space for more than 100 years and we are committed to reducing morbidity, mortality and organ damage by addressing multiple risk factors across cardiovascular disease, diabetes and chronic kidney disease. You are making a great contribution to developing an innovative treatment to address one of them – hyperkalaemia, a leading cause of mortality in patients suffering from chronic kidney disease and chronic heart failure. The alignment with our work at AstraZeneca is clear.

At AstraZeneca we share your entrepreneurial mindset, commitment to science and passion to make a difference. By combining the expertise, know-how and capabilities of ZS Pharma with AstraZeneca’s existing teams and portfolio of innovative medicines, we will together be in a stronger position to make an even bigger difference in the lives of many people around the world.

What’s more, you will be joining AstraZeneca at a tremendously exciting time – we have built one of the most promising pipelines in the industry and we are rapidly accelerating its delivery. I had the pleasure of announcing our third quarter and nine months results only yesterday and we once again reported strong scientific and commercial progress. With ZS Pharma joining the team our progress will accelerate further still.

I recognize that joining a global company of more than 57,000 employees may bring uncertainty and excitement in equal measure. With this in mind, we have already formed a team to plan and support you during this transition. This team will solely focus on ensuring that you feel part of AstraZeneca as quickly as possible after completion, with the independence to pursue the full potential of ZS-9. This is consistent with the approach we have taken with Ardea Biosciences in San Diego and Pearl Therapeutics in Redwood City previously. AstraZeneca is a great place to work and I know you will help us to make it even better.

Please don’t let today’s news distract you. With patients waiting, the progress you are making every single day to address the unmet medical need for innovative hyperkalaemia treatments remains as valuable and urgent as ever.

I look forward to welcoming you to AstraZeneca and to working alongside you soon.

Pascal

Pascal Soriot

Chief Executive Officer

AstraZeneca

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE ACQUISITION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE ACQUISITION, SUCH AS REGULATORY APPROVAL FOR THE TRANSACTION, THE TENDER OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF ZS PHARMA, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN ZS PHARMA’S PUBLIC FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC), INCLUDING THE “RISK FACTORS” SECTIONS OF ZS PHARMA’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 AND SUBSEQUENT QUARTERLY REPORTS ON FORM 10-Q, AS WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY SUBSIDIARIES OF ASTRAZENECA AND THE SOLICITATION/RECOMMENDATION TO BE FILED BY ZS PHARMA. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE,” “ANTICIPATE,” “EXPECT,” “INTEND,” “PLAN,” “WILL,” “MAY,” “SHOULD,” “ESTIMATE,” “PREDICT,” “POTENTIAL,”

“CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS.

ASTRAZENECA AND ZS PHARMA DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE DATE HEREOF OR OTHERWISE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ZS PHARMA COMMON STOCK. THE OFFER TO BUY ZS PHARMA COMMON STOCK WILL ONLY BE MADE PURSUANT TO A TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT (WHICH WILL BE FILED BY SUBSIDIARIES OF ASTRAZENECA WITH THE SEC AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER (WHICH WILL BE FILED BY ZS PHARMA WITH THE SEC) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ASTRAZENECA AND ZS PHARMA WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE TENDER OFFER STATEMENT AND RELATED MATERIALS, AND THE SOLICITATION/RECOMMENDATION STATEMENT, MAY ALSO BE OBTAINED (WHEN AVAILABLE) FOR FREE BY CONTACTING ASTRAZENECA INVESTOR RELATIONS AT IRTEAM@ASTRAZENECA.COM/+442076048127.

COPIES OF THESE MATERIALS AND ANY DOCUMENTATION RELATING TO THE TENDER OFFER ARE NOT BEING, AND MUST NOT BE, DIRECTLY OR INDIRECTLY, MAILED OR OTHERWISE FORWARDED, DISTRIBUTED OR SENT IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD BE UNLAWFUL.